                                                       EXHIBIT 4.02

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

COCA-COLA ENTERPRISES INC.

FLOATING RATE NOTES DUE 2004

R-1	$400,000,000.00 (Principal Amount)
REGISTERED GLOBAL SECURITY	CUSIP: 191219BL7

COCA-COLA ENTERPRISES INC., a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), which term includes any successor corporation under the Indenture referred to herein), for value received, hereby promises to pay to CEDE & CO., or registered assigns, upon presentation, the principal sum of Four Hundred Million Dollars ($400,000,000.00) on April 26, 2004 (the "Maturity Date") in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest thereon, in like coin or currency, at a rate of three-month LIBOR plus 0.20% per annum, reset on each Interest Payment Date, computed on the basis of a 360-day year consisting of twelve 30-day months, until the principal hereof is paid or duly made available for payment, quarterly in arrears on July 26, October 26, January 26 and April 26 (each an "Interest Payment Date") in each year commencing on July 26, 2002, to the registered holder of this Note (the "Holder") as of the close of business on the Regular Record Date for such interest payment, which shall be the June 15, September 15, December 15, and March 15 next preceding such Interest Payment Date, and on the Maturity Date shown above. Interest on this Note will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid, from April 25, 2002, until the principal hereof has been paid or duly made available for payment. If the Maturity Date or an Interest Payment Date falls on a day which is not a Business Day, as defined below, principal or interest payable with respect to such Maturity Date or Interest Payment Date, as the case may be, will be paid on the next succeeding Business Day with the same force and effect as if made on such Maturity Date or Interest Payment Date, as the case may be, and no interest shall accrue on the amount so payable for the period from and after such Maturity Date or Interest Payment Date. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, subject to certain exceptions provided in the Indenture (as defined below), be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Regular Record Date for such interest payment; provided, however, that interest payable on the Maturity Date will be payable to the Person to whom the principal hereof is payable. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and shall be paid to the Persons, and on the notice, as is provided in the Indenture. As used herein, "Business Day" means any day, other than a Saturday or Sunday, on which banks in the City of New York are not required or authorized by law to close.

Payment of the principal of and interest on this Note will be made by wire transfer in immediately available funds to an account maintained by DTC for such purpose.

The Notes will be redeemable as a whole or in part, at the option of the Company, on no less than 30 or more than 60 days' notice mailed to Holders of the Notes to be redeemed, at any time at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, together in either case with accrued interest on the principal amount being redeemed to the date of redemption.

"Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second Business Day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

"Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

Independent Investment Banker" means any of the Reference Treasury Dealers appointed by the Company.

"Comparable Treasury Price" means, with respect to any redemption date (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

"Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third Business Day preceding such redemption date.

"Reference Treasury Dealer" means each of Banc of America Securities LLC, Deutsche Banc Alex. Brown Inc and Salomon Smith Barney Inc. and their respective successors and any other nationally recognized investment banking firm that is a Primary Treasury Dealer appointed from time to time by the Company; provided that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another nationally recognized investment banking firm that is a "Primary Treasury Dealer".

"Remaining Scheduled Payments" means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

On and after the redemption date, interest will cease to accrue on the Notes called for redemption. On or before any redemption date, the Company shall deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date.

This Note is one of a duly authorized issue of securities (hereinafter called the "Securities") of the Company issued and to be issued under an Indenture dated as of July 30, 1991, as amended and supplemented by the First Supplemental Indenture dated as of January 29, 1992 (collectively, the "Indenture"), between the Company and The Chase Manhattan Bank, as Trustee (herein called the "Trustee", which term includes any successor trustee under the Indenture), to which the Indenture and all indentures supplemental thereto and the Officers' Certificate setting forth the terms of this series of Securities reference is hereby made for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Company, the Trustee and the Holders and the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series of Securities designated as "Floating Rate Notes Due 2004" (the "Notes"). The Indenture does not limit the aggregate principal amount of Securities that may be issued thereunder.

If an Event of Default, as defined in the Indenture, with respect to the Notes shall occur and be continuing, the principal amount hereof may be declared, and upon such declaration shall be due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series under the Indenture to be affected at any time by the Company and the Trustee with the consent of the Holders of 66 2/3% in aggregate principal amount of the Outstanding Securities of each series under the Indenture affected thereby. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Outstanding Securities of each series under the Indenture, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture or such Securities and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, places, and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture, and subject to certain limitations therein set forth, the transfer of this Note may be registered on the Security Register of the Company upon surrender of this Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of this series having the same terms as this Note, of authorized denominations, having the same terms and conditions and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of $1,000 and whole multiples of $1,000. As provided in the Indenture, and subject to certain limitations therein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of this series having the same terms as this Note of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

THE INDENTURE AND THE NOTES, INCLUDING THIS NOTE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture and all references in the Indenture to "Security" or "Securities" shall be deemed to include the Notes.

Unless the certificate of authentication hereon has been executed by The Chase Manhattan Bank, the Trustee under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed, manually or in facsimile, and a facsimile of its corporate seal to be imprinted hereon.

COCA-COLA ENTERPRISES INC.

By:________________________________
Name: Vicki R. Palmer
Title: Senior Vice President and Treasurer

Attest:

By:____________________________
Name: E. Liston Bishop III
Title: Vice President and Secretary

[SEAL]

Date:

TRUSTEE'S CERTIFICATE OF AUTHENTICATION:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE CHASE MANHATTAN BANK
as Trustee,

By: _____________________________
Name:
Title:

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

__________________________________________________________________________

__________________________________________________________________________
(Print or type assignee's name, address and zip code)

__________________________________________________________________________
(Insert assignee's soc. sec. or tax I.D. no.)

and irrevocably appoint

__________________________________________________________________________

agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated:____________________ ______________________________

______________________________

NOTICE: The signature to this assignment must correspond with the name as it appears on the first page of the within Note in every particular, without alteration or enlargement or any change whatever and must be guaranteed by a commercial bank or trust company having its principal office or a correspondent in the City of New York or by a member broker of the New York, Midwest or Pacific Stock Exchange.